Exhibit (a)(4)

AMENDMENT

to the

AGREEMENT AND DECLARATION OF TRUST

of

CARLYLE ALPINVEST PRIVATE EQUITY OPPORTUNITIES FUND

This AMENDMENT to the Agreement and Declaration of Trust of Carlyle AlpInvest Private Equity Opportunities Fund (the “Trust”), dated December 7, 2021 (the “Declaration”), is made on May 12, 2022 by the Trustees hereunder. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

WHEREAS, the Trustees desire to change the registered office and the registered agent of the Trust; and

WHEREAS, the Registered Agent of the Trust and the Registered Office of the Trust are set forth in the Declaration; and

WHEREAS, Section 10.1 of the Declaration provides that the Trustees may designate from time to time, by any supplement to the Declaration of Trust, such other agent or place as the Registered Agent of the Trust and the Registered Office of the Trust;

NOW THEREFORE, the Trustees hereby supplement the Declaration as follows:

The Registered Agent of the Trust within the State of Delaware for service of process, and the Registered Office of the Trust within the State of Delaware, shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Declaration as of the date first written above.

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Trustee